Group Purchasing Agreement

Between

Amerinet, Inc.
2060 Craigshire Road
P.O. Box 46930
St. Louis, MO 63146

And

Microhelix, Inc.
16125 SW 72nd Ave.
Portland, OR 97224

Amerinet, Inc. Group Purchasing Agreement
Table of Contents

This GROUP PURCHASING AGREEMENT ("GPA" or "Agreement") is made and entered into as of the Effective Date (as defined on the signature page hereto) by and between Amerinet, Inc. ("Amerinet"), a Delaware corporation, and **Microhelix, Inc.** ("Supplier").

WHEREAS, Amerinet is a group purchasing organization ("GPO") which enters into arrangements for the purchase of products and services on behalf of the member institutions served by Amerinet's shareholders – namely, Amerinet Central of Warrendale, PA; Intermountain Health Care, Inc. of Salt Lake City, UT; and Vector of Providence, RI ("Shareholders");

WHEREAS, Amerinet and the Shareholders provide a broad portfolio of agreements capable of serving all types of health care organizations, both hospitals and non-hospitals alike; and

WHEREAS, Amerinet's objective is to secure agreements with suppliers that provide the member institutions served by the Shareholders products and services of optimum quality; and

WHEREAS, Supplier desires to provide products and services **Ultrasound Probes & Related Products** to the member institutions served by the Shareholders pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, Amerinet and Supplier agree as follows:

Definitions

1. Definitions. Unless otherwise defined in the text of this Agreement, capitalized terms used herein shall have the meaning ascribed to them in this Paragraph 1:

a) *Authorized Dealers* means those dealers, distributors and/or wholesalers authorized in writing by Amerinet to distribute Products at Amerinet contract pricing to the Participating Institutions.

b) *Bilateral Agreement* means a separate agreement or letter of commitment between Supplier and any Participating Institution entered into at any time during the Contract Period.

c) *Bilateral Products* means those items, equipment, accessories and/or services provided pursuant to a Bilateral Agreement.

d) *Contract Activity Report* means the report(s) Supplier is required to submit to Amerinet listing all Sales under this Agreement, such report(s) to be substantially in the form of Addendum E attached hereto.

e) *Contract Administrative Fee* means the percentage of Sales Supplier agrees to remit to Amerinet which are realized or generated as a consequence of this Agreement or any other arrangement between Supplier and a Participating Institution.

f) *Contract Period* means the period beginning on the Commencement Date as defined in Paragraph 24 hereto, and ending on the earlier of (a) the End Date as defined in Paragraph 24 hereto, or (b) the date of termination pursuant to the provisions of this Agreement.

g) *Discrepancy Notice* means notice provided by Supplier to Amerinet identifying all Participating Institutions which, according to Supplier's records, are members of a group purchasing organization other than Amerinet.

h) *Exclusive Group Form* means a form utilized by a Participating Institution(s) to inform Supplier that such Participating Institution(s) wishes to be considered an exclusive group member of Amerinet, and that Supplier should remove such Participating Institution(s) from any other group purchasing organization's membership roster. The Exclusive Group Form shall be substantially in the form of Addendum I attached hereto.

i) *Federal Healthcare Program* means any plan or program that provides health benefits, whether directly through insurance or otherwise, which is funded directly, in whole or in part, by the United States Government or any State health care program.

j) *Force Majeure Event* means a natural disaster, work stoppage, actions or decrees of governmental bodies or communications failures not the fault of a party hereto.

k) *Group Designation Form* means a form utilized by Amerinet to inform Supplier that a Participating Institution has chosen to purchase Products covered under the Agreement.

The Group Designation Form shall be substantially in the form of Addendum C attached hereto.

l) *Membership List* means the list of Participating Institutions to be provided to Supplier by Amerinet pursuant to Paragraph 16 hereto, as amended by Amerinet from time to time.

m) *Minority Business /H.U.B.* means any business certified by a federal, state or local governmental agency, or identified by a Participating Institution pursuant to the Participating Institution's own diversity initiatives or internal policies, as a Minority Business Enterprise, Small Business Enterprise, Historically Underutilized Business, Women-owned Business Enterprise, or some other comparable classification.

n) *Participating Institutions* means the member institutions represented by Amerinet and served by the Shareholders, and which are identified on the Membership List.

o) *Products* means those items, accessories, equipment and services to be provided to the Participating Institutions by Supplier in accordance with this Agreement, and which are described in Addendum A attached hereto.

p) *Sales* means the gross amount billed by Supplier to Participating Institutions and Authorized Dealers for the Products and any Bilateral Products.

Offer and Acceptance

2. Submission of Executed GPA Constitutes an Offer. Supplier's submission of this executed GPA to Amerinet, together with completed copies of attached Addenda (which are listed in the Table of Contents) shall constitute an irrevocable offer on the terms and conditions set forth herein ("Offer"), and such Offer shall remain open to acceptance or rejection by Amerinet for a period of ninety (90) days immediately following the date established by Amerinet as the deadline for submission of the executed GPA by Supplier to Amerinet. To the extent applicable, Supplier must submit this executed GPA in electronic format. The signature page of this GPA, however, must be duly executed by Supplier and submitted as an original document in printed, hardcopy format.

3. Acceptance of Supplier's Offer by Amerinet. If Supplier's Offer is accepted by Amerinet, Amerinet shall deliver to Supplier a copy of the GPA executed by an authorized representative of Amerinet, which shall serve as Supplier's official notification of Amerinet's acceptance of the GPA terms. Supplier acknowledges that Amerinet has materially relied upon all representations, warranties and agreements made by Supplier as part of the Offer and that all such representations, warranties and agreements will survive acceptance of the Offer.

4. Reservation of Right. Amerinet, acting in the best interest of all of the Participating Institutions, before finalization of this Agreement, reserves the right (without any obligation) to:

a) Accept Supplier's and/or competing proposal(s) which Amerinet determines, in its sole and exclusive judgment, to be most satisfactory for its purpose(s); or

b) Reject any proposal, including any exceptions or changes to the terms and conditions within this GPA, which it determines, in its sole and exclusive judgment, to be unsatisfactory for any reason or no reason; or

c) Accept or reject all or any portion of each Supplier's proposal.

d) Seek other agreements (from Supplier and/or others) as part of this GPA or another GPA.

Supplier Obligations

5. Participating Institutions. During the Contract Period, Supplier shall offer and sell the Products to the Participating Institutions identified on the Membership List on the terms and conditions set forth in this Agreement. Except for the exclusions specifically reserved by the Supplier in writing and set forth in Addendum A, Supplier guarantees that all the benefits of this Agreement shall be granted to each and every Participating Institution for the duration of the Contract Period. If at any time during the Contract Period, Supplier refuses to offer and make available to the Participating Institutions the Products on the terms and conditions set forth in this Agreement, Supplier shall be in material breach of this Agreement.

For pharmacy contracts, products purchased under preferential pricing, with the exception of those prices offered under the Retail class of trade, are purchased for the members' own use, hereby defined as for specific uses as outlined in Portland Retail Druggists Ass'n v. Abbott Laboratories, et.al. 425 U.S 1 (1976)

and subsequent court cases regarding this judgment. No facilities, with the exception of those in the retail pharmacy class of trade, may be engaged in the reselling of such products.

6. **Supply and Pricing.** Supplier's execution of this Agreement shall constitute Supplier's guarantee of its ability to supply each Product to the Participating Institutions during the Contract Period, at the terms, conditions and prices specified herein. Supplier agrees to provide the Products to Participating Institutions for the contracted prices set forth in Addendum A. Supplier further agrees that, during the Contract Period, the price paid by any Participating Institution for any Product under this Agreement shall be equal to or lower than the price that would be paid by that Participating Institution under the terms of any other agreement which Supplier has offered to any other group, person or entity. With prior written approval by Amerinet, however, Supplier may offer more favorable terms and pricing to any Participating Institution as an Addenda to this agreement.

7. **No Disruption of Amerinet's Relationship with Participating Institutions.** Subject to Paragraph 6 hereto, Supplier shall not offer, persuade or seek to induce any Participating Institution to terminate its status or relationship with Amerinet in any manner or form whatsoever, including, but not limited to, offering more attractive contract prices, terms or conditions directly to such Participating Institution. A breach of this Paragraph will constitute sufficient cause for Amerinet to terminate this Agreement and/or to seek damages from Supplier for loss of all actual and prospective Contract Administrative Fees resulting directly or indirectly from such breach.

8. **Substitute Products.** Supplier shall furnish only those Products specified in this Agreement and shall not furnish an alternate or substitute product or brand to any Participating Institution without the prior written approval of such Participating Institution and/or Amerinet.

9. **Distribution through Authorized Dealers.** If Supplier distributes any Product to any Participating Institution through a dealer, distributor and/or wholesaler, Supplier shall allow access to the terms and pricing contained herein only to Authorized Dealers. Supplier shall provide written notification of the terms, pricing and addenda of this Agreement to the Authorized Dealers at least sixty (60) days prior to the Commencement Date. Supplier shall also provide written notification of any subsequent revision to the terms, pricing and addenda of this Agreement to the Authorized Dealers at least sixty (60) days prior to the date that such revision takes effect. Supplier shall be responsible for all costs incurred by Authorized Dealers for credit and rebilling, or any cost otherwise incurred by such Authorized Dealers as a result of Supplier's failure to comply with this Paragraph. Supplier agrees to obtain payment for any delivered Product directly from the Authorized Dealer to whom the Product was delivered. Supplier shall be solely responsible, at its sole cost, for resolving all disputes and controversies regarding any purchase order, invoice, Product, shipment and/or delivery date on a direct basis with the applicable Authorized Dealers without liability, participation or contribution by Amerinet. Supplier shall also supply to Amerinet a complete listing of all of its Authorized Dealers.

10. **Distribution Directly to Participating Institutions.** If Supplier distributes any Product directly to any Participating Institution, rather than through an Authorized Dealer (or any other dealer, distributor and/or wholesaler), Supplier shall sell and ship such Product to the Participating Institution at the address the Participating Institution so specifies. Supplier shall obtain payment for any delivered Product directly from the Participating Institution to whom the Product was delivered. Supplier shall be solely responsible, at its sole cost, for resolving all disputes and controversies regarding any purchase order, invoice, Product, shipment and/or delivery date on a direct basis with the applicable Participating Institutions without liability, participation or contribution by Amerinet.

11. **Prompt Delivery.** Supplier shall make prompt delivery of all Products to Participating Institutions. If Supplier fails to make any delivery of any Product to any Participating Institution, either directly or through an Authorized Dealer, on the date specified for delivery in the Participating Institution's purchase order accepted by Supplier (or before such date if so authorized by the Participating Institution), such Participating Institution shall have the right to purchase the Product, or a similar competitive product, from a third party, and Supplier shall reimburse the Participating Institution for the difference between the cost of such Product under this Agreement and the actual delivered cost of the Product, or a similar competitive product, purchased from the third party.

12. **Sales Tax.** If any sales tax is due with respect to the sale of a Product hereunder, it shall be Supplier's sole responsibility to collect and pay such tax. Supplier shall defend, indemnify and hold harmless Amerinet against any and all suits, claims and expenses arising out of any claimed failure to pay any sales tax on any Product sold under this Agreement.

13. **Independent Product Testing. Upon request by Amerinet or a Participating Institution,** Supplier shall disclose the independent testing company used to certify that Products meet applicable national safety standards and are free from reasonably foreseeable risk of fire, electric shock, and related hazards. Supplier shall agree to arrange and pay for the testing of Products, which have not been tested by an independent testing company if such Products are for sale in individual states, which require such safety certification.

14. **Material Safety Data Sheet.** Supplier shall furnish to Amerinet, each Participating Institution, and each Authorized Dealer, the then current Material Safety Data Sheet (MSDS) and other data as required by law for each Product upon the commencement of this Agreement and upon request by Amerinet or a Participating Institution, if applicable.

15. **Recalibration Costs.** If applicable, Supplier shall be responsible for the cost of recalibration of automated dispensing units for (a) any Products not previously used by the Participating Institutions, and (b) in the event recalibration is required because Supplier changes the manufacturer of Products.

Participating Institution Matters

16. **Membership List.** Upon execution of this Agreement by Amerinet, Amerinet shall provide its current Membership List to Supplier. Prior to the Commencement Date, Supplier shall enter each Participating Institution identified on the Membership List into its reporting and information systems. Amerinet shall also provide Supplier with any additions or deletions to the Membership List on at least a monthly basis during the term of this Agreement. These updates must be loaded into Supplier's system by the close of the month received.

17. **Participating Institutions Designation Procedure.** Supplier represents and warrants to Amerinet that Addendum B hereto constitutes a correct and complete description of Supplier's process and procedure to recognize and enter into its reporting systems the designation of a given facility as a Participating Institution for the purposes of (a) the extension of the terms and conditions of this Agreement to Participating Institutions, (b) the recognition and generation of Contract Activity Reports, and/or (c) the calculation and payment of Contract Administrative Fees.

18. **Supplier to Update System within 30 Days.** As soon as practicable but in no event later than thirty (30) days after Supplier receives a signed Group Designation Form (or an update to the Membership List), Supplier shall update and correct its reporting and information systems as specified therein and shall notify each Authorized Dealer of any addition or deletion to the Membership List. If Supplier fails to comply with this Paragraph, then after the expiration of such 30-day period, Supplier shall be liable to Amerinet for the Contract Administrative Fee for any sale of any Product to any affected Participating Institution. Further, upon Supplier's receipt from Amerinet of any deletion of any institution from the Membership List, Supplier shall immediately make such deleted institution ineligible for any benefits provided by this Agreement, effective as of the deletion date specified on the applicable Membership List update.

19. **Supplier to Provide Notice.** Supplier shall promptly, but no later than ten (10) days after the effective date of any deletion or change, notify Amerinet of any and all changes it has made to its reporting and information systems including, but not limited to (a) the recognition, addition or deletion of any organization or facility as a Participating Institution, (b) the generation or submission of any Contract Activity Report, (c) the calculation of Sales, (d) the calculation and payment of the Contract Administrative Fee, (e) the calculation and payment of any discount, surcharge or processing fee, and (f) any notice it has provided to the Authorized Dealers to effect such a deletion or change.

20. **Signed Group Designation Form Ensures Amerinet is "Primary."** Supplier shall ensure the appropriate recognition and reporting of Amerinet as the "primary" group purchasing organization of record for each Participating Institution under the terms of this Agreement, and, if applicable, shall provide

Amerinet with a Discrepancy Notice within thirty (30) days of receiving the Membership List or any updates thereto. If Supplier fails to timely provide the Discrepancy Notice as provided in this Paragraph, Supplier shall load and designate Amerinet as the "primary" group purchasing organization for all Participating Institutions for which no Discrepancy Notice has been provided. In the event Supplier identifies a Participating Institution that is a member of a group purchasing organization other than Amerinet, then upon request of Supplier, Amerinet will provide Supplier with a signed Group Designation Form or commitment form, as appropriate. Supplier agrees to recognize any Participating Institutions that have signed an Exclusive Group Form with Amerinet without requiring that an additional Group Designation Form be signed. In the event of a contract renewal, contract extension, or a new contract for existing products previously under contract, existing Amerinet Participating Institutions shall be exempt or grandfathered from resubmitting any new commitment forms to confirm their participation.

21. **Supplier Contract-Specific Designation Forms.** If Supplier requires any or all Participating Institutions to execute a contract-specific designation form or commitment form (including, but not limited to, a Bilateral Agreement) as an alternative to the Group Designation Form, such form shall be attached hereto as Addendum J. Further, Supplier's contract-specific designation form or commitment form shall designate Amerinet as the "primary" group purchasing organization of record for such Participating Institution under the terms of this Agreement. In the event of a contract renewal or contract extension, existing Amerinet Participating Institutions shall be exempt or grandfathered from resubmitting any new commitment forms to confirm their participation. Supplier shall provide Amerinet with a complete list of all Participating Institutions executing such contract-specific designation or commitment forms, and shall promptly give Amerinet notice of any additions or deletions to such list. Supplier acknowledges and agrees that any contract-specific designation or commitment form which is not approved (as to form) by Amerinet in advance in accordance with this Paragraph shall not be valid or binding on any Participating Institution executing such contract-specific designation or commitment form; provided, however, that the invalidity of any such contract-specific designation or commitment form shall not affect Supplier's obligation to report Sales to the Participating Institution on a Contract Activity Report and to pay Contract Administrative Fees with respect thereto.

22. **Emergency Service/Disaster Plan.** Prior to the Commencement Date, Supplier shall provide Amerinet with a complete copy of its plan to respond to natural disasters with regard to product distribution and/or emergency relief, including a listing of emergency telephone/pager numbers for primary and secondary emergency contacts.

23. **Minority Business Enterprise/H.U.B.** Certain Participating Institutions may be required or encouraged by law, regulation and/or internal policy to do business with Minority Businesses. To assist Amerinet in helping the Participating Institutions meet such requirements or policies, Supplier agrees to complete Addendum L and provide, upon request by Amerinet or any Participating Institution, statistical or other information regarding Supplier's utilization of such Historically Underutilized Business as vendors, distributors, contractors or subcontractors.

Term and Termination

24. **Term.** The term of this Agreement shall begin as of December 1, 2004 (the "Commencement Date"), and shall continue thereafter through November 30, 2007 (the "End Date"), unless otherwise terminated pursuant to the provisions of this Agreement.

25. **Termination by Amerinet With or With Out Cause.** Amerinet may terminate this Agreement for cause upon thirty (30) days' written notice to Supplier, and failure by Supplier to cure the event giving rise to cause within such thirty (30) day period, except to the extent that shorter notice and cure periods are specified below. For purposes of this Agreement, Amerinet shall have "cause" for termination if, in Amerinet's sole and exclusive judgment:

a) Supplier fails, on more than 6 occasion(s) (involving the same or different Participating Institution(s)) during a 6 month period, to deliver any Product to such Participating Institution(s) within ten (10) days after the date specified for delivery in a purchase order accepted by Supplier, and Supplier has not cured such failure of performance within five (5) days after notice thereof by Amerinet, a Shareholder or the Participating Institution(s); or,

b) Subject to Paragraph 72 hereto, Supplier is unable for any reason to supply Participating Institutions' reasonable requirements at any time during the Contract Period; or,

c) Supplier does not maintain adequate equipment, inventory or personnel to properly service Participating Institutions; or,

d) Supplier does not maintain the requisite insurance coverage specified in Paragraph 52 hereto; or,

e) Supplier fails to notify Amerinet and the Participating Institutions within seven (7) days after (i) Supplier becomes aware of any defect or condition which may render any Product in violation of the Federal Food, Drug and Cosmetic Act, or any other federal, state or local law, regulation or ordinance, or which in any way alters the specifications or quality of any Product, or (ii) Supplier receives any notification of any regulatory action or warning letter concerning any Product; or,

f) Supplier fails to provide Amerinet, any Participating Institution, or any Authorized Dealer with the most current Material Safety Data Sheet (MSDS) or other data with respect to any Product as required by law or within thirty (30) days after the request of Amerinet or a Participating Institution for such document; or,

g) Supplier fails to pay any Contract Administrative Fee or fails to submit any Contract Activity Report in accordance with this Agreement; or

h) Supplier does not cure any error in reporting or payment identified as a result of an audit as provided in Paragraph 38 hereto; or

i) Supplier otherwise breaches this Agreement and fails to cure such breach within ten (10) days after Amerinet gives notice to Supplier thereof.

j) Amerinet may terminate this agreement without cause upon (90) days written notice.

26. Alternate or Additional Suppliers. In lieu of termination pursuant to Paragraph 25 hereto, Amerinet, in its sole and exclusive judgment, may select alternate or additional supplier(s) to replace or supplement Supplier if Amerinet determines in its sole discretion that any of the grounds for termination set forth in Paragraph 25 hereto exist.

27. Bankruptcy. Amerinet reserves the right, in its sole and exclusive judgment, to terminate this Agreement immediately upon notice thereof to Supplier if (a) Supplier transfers assets in fraud of its creditors, (b) Supplier makes an assignment for the benefit of its creditors, (c) Supplier is the subject of any proceeding in bankruptcy instituted on behalf of or against Supplier, (d) a receiver or trustee is appointed for Supplier's property, or (e) Amerinet, in its sole and exclusive judgment, believes that Supplier is financially unable to carry out adequately its obligations under this Agreement.

28. Termination by Supplier. Supplier may terminate this Agreement if Amerinet breaches a material term of this Agreement and fails to cure such breach within sixty-(60) days after Supplier gives written notice to Amerinet thereof. Supplier may terminate this Agreement with ninety (90) day written notice if Supplier, at its sole discretion, withdraws from the business of selling ultrasound probes, or, experiences a Change of Control. Change of Control is intended to mean that all or part of the Company is acquired by, or, merged into another entity, after which event, the strategic direction and focus of Supplier may change. Supplier commits to honor all of the terms of this Agreement during this 90 day period and further affirms that Supplier will continue to honor all Warranties then outstanding as of the termination date. Supplier may also request Amerinet to permit Supplier to assign its rights, privileges and obligations under this Agreement to another party if such mutually agreeable party is available (see Paragraph 44).

29. Option to Terminate Existing Contracts with Supplier. Any Participating Institution desiring to avail itself of the pricing, terms, and conditions described in this Agreement may, at its option and without penalty or acceleration of costs or fees, terminate immediately any existing contract(s) or other agreement(s) or current obligation with Supplier, whether held directly or by its parent, owner, division, affiliate, leasing organization, manager, or purchasing agent, for the sole purpose of participating in the group purchasing arrangement set forth in this Agreement.

30. Rights and Obligations Following Termination. Upon termination of this Agreement for any reason, Amerinet and Supplier shall have the following rights and obligations which shall survive the termination of this Agreement:

a) Neither party shall be released from any obligation arising under this Agreement prior to its termination, including, but not limited to, Supplier's obligation to pay Amerinet the Contract Administrative Fee in full with respect to any sale of any Product through the date of termination of this Agreement and any sale of any Bilateral Product through the date of termination of the corresponding Bilateral Agreement; and

b) Supplier shall continue to honor each order for each Product, from each Participating Institution and from each Authorized Dealer, up to the effective date of termination and for a period of thirty (30) days thereafter, which orders shall be subject to the pricing, terms and conditions of this Agreement.

Supplier Fee and Reporting Requirements

31. Contract Administrative Fees. Supplier shall remit to Amerinet, together with the Contract Activity Report required to be submitted in accordance with Paragraph 32 hereto, a Contract Administrative Fee equal to 3 percent of all Sales realized or generated under or as a consequence of this Agreement or any other arrangement between Supplier and a Participating Institution. Supplier shall pay the Contract Administrative Fee in U. S. Dollars by check or bank draft made payable to "Amerinet, Inc.," and shall remit the Contract Administrative Fee to Amerinet within thirty (30) days after the close of each Reporting Period. For purposes of this agreement, "Reporting Period" shall mean each calendar quarter. Each Contract Administrative Fee payment must be accompanied by (a) the Contract Activity Report as required in its proper format by Paragraph 32 hereto, and (b) the following information to be provided by Supplier to Amerinet in writing:

1) Supplier's name (If a parent or affiliate corporation is making a payment on behalf of Supplier, Supplier's name as it appears on this Agreement shall be identified on the face of the check stub or on the payment notice); and
2) Amerinet contract number, if provided by Amerinet; and
3) Reporting Period for which the Contract Administrative Fee is being paid (e.g., 1/1/01 - 1/31/01).

Notwithstanding the foregoing, Amerinet's acceptance of a Contract Administrative Fee with respect to any Bilateral Product shall not constitute the acceptance and inclusion by Amerinet of such Bilateral Product as a Product under this Agreement.

32. Contract Activity Report. Within thirty (30) days after the close of each Reporting Period, Supplier shall submit the Contract Activity Report, together with the Contract Administrative Fee as required by Paragraph 31 hereto, to Amerinet or its designee. The Contract Activity Report shall comply with the format and other requirements specified in Addendum E hereto. Sales to each Participating Institution shall be reported as follows:

(a) Supplier shall report Sales per the contract number assigned by Amerinet, with Sales activity by Product (e.g., by Product identification number and/or the 11-digit NDC number, if applicable) for each Participating Institution in each Contract Activity Report.

(b) Sales are to be reported separately for each Participating Institution. Participating Institutions are to be identified by name, street address, city, state and zip code, and Amerinet customer number. Each Participating Institution's Hospital Identification Number (HIN) may be substituted for name, address and zip code.

33. Information Services Reporting Specifications. Supplier shall submit the Contract Activity Report in electronic form, and Supplier shall comply with the specifications for electronic filing specified in Addendum E, as amended by Amerinet from time to time. If Supplier submits the Contract Activity Report in printed, hardcopy form, or if Supplier submits the Contract Activity Report in an electronic form that does not comply with the specifications set forth in Addendum E, Supplier shall pay Amerinet an additional one-percent (1.0%) of the Sales for the applicable Reporting Period as an administrative/processing fee. The administrative/processing Fee shall be added to and remitted with the payment of the Contract Administrative Fee applicable to such Reporting Period.

34. Contract Administrative Fee Surcharge. Supplier shall pay a late payment penalty surcharge of one and one-half percent (1.5%) per month of the Contract Administrative Fee for the applicable Reporting Period if the Contract Administrative Fee and/or the Contract Activity Report with respect to a given Reporting Period have not been received by Amerinet within thirty (30) days after the close of such Reporting Period. The surcharge is calculated by multiplying the Contract Administrative Fee for the Reporting Period for which the Contract Activity Report and/or the Contract Administrative Fee have not been submitted by .015, and then multiplying the result of such calculation by a fraction, the numerator of which is total number of days that the Contract Activity Report and/or the Contract Administrative Fee is delinquent, and the denominator of which is thirty (30).

35. Estimated Contract Administrative Fee. If the Contract Administrative Fee has not been received by Amerinet within ninety (90) days after the end of the Reporting Period to which it relates, Amerinet may invoice Supplier for the Contract Administrative Fee estimated by Amerinet to be due for such Reporting Period. Supplier shall pay such estimated Contract Administrative Fee within ten (10) days after receipt of Amerinet's invoice, if Supplier has not previously paid the Contract Administrative Fee for such Reporting Period. Invoice of such Contract Administrative Fee by Amerinet, or payment of such estimated Contract Administrative Fee by Supplier, shall not relieve Supplier of its obligation to submit the Contract Activity Report applicable to such Reporting Period and to pay in full the actual Contract Administrative Fee owed with respect to such Reporting Period and any surcharge applicable thereto.

36. Administrative Damages. Supplier acknowledges that if it fails to provide Contract Activity Reports or to pay Contract Administrative Fees in accordance with this Agreement, Amerinet will incur additional administrative costs. Supplier further acknowledges the uncertainty of such costs and as a result agrees that, upon such failure, in addition to any other rights and remedies Amerinet or the Shareholders may have by reason of such failure, Amerinet shall be entitled to the following administrative damages as a reasonable estimation of such costs: (a) upon the first such failure, Amerinet shall provide Supplier with a written warning to inform Supplier of such violation; and (b) upon each subsequent failure, including failure to cure the violation(s) set forth in any written warning provided to Supplier pursuant to this Paragraph, Supplier must pay to Amerinet, within 90 days of the corresponding violation, a fee ("Administrative Damage Fee") equal to 0.5% of the Sales for the applicable Reporting Period.

37. Rebates to Participating Institutions. Together with each Contract Activity Report, Supplier shall report (as defined in Addendum E) to Amerinet all rebates earned, as a result of this agreement, by and paid to the Participating Institutions by Supplier during the applicable Reporting Period. Upon request by Amerinet, Supplier shall not distribute any such rebates directly to the Participating Institutions, but shall remit such rebates to Amerinet. Amerinet shall distribute such rebates among the Participating Institutions in accordance with any applicable agreement(s) between Amerinet and such Participating Institutions.

38. Right to Audit. During the Contract Period and for 180 days thereafter, Amerinet shall have the right to audit or to have its agent's audit Supplier's records. Such audits may include, but shall not be limited to, tracking of Sales, Contract Administrative Fees, Contract Activity Reports, Supplier's costs and Supplier's freight charges. If Amerinet elects to conduct an audit, Supplier agrees to make available, during normal business hours and at no cost to Amerinet or the Participating Institutions, such documents and personnel as Amerinet may reasonably request in order to conduct such audit. If any audit reveals (a) an error in the calculation, reporting and/or payment of any Contract Administrative Fee, and/or (b) an overcharge incurred by any Participating Institution, in each case, Supplier shall provide a written response or explanation, correct any error, and remit any monies due within fifteen (15) days after receiving notice of the error or overcharge. If the audit reveals an error or overcharge which is greater than one-percent (1%) for the audited time period, Supplier agrees to pay all expenses incurred by Amerinet in conducting the audit. Previous audits, regardless of results, do not release Supplier from future audit findings.

39. Notice to Amerinet: Contact Individual. Every notice, Contract Activity Report and other communication to Amerinet in connection with this Agreement shall be in writing. Each such notice,

Contract Activity Report and other communication, and each payment and Contract Administrative Fee hereunder, shall be sent to Amerinet at the following address until otherwise notified in writing by Amerinet:

Amerinet, Inc.
Attn: John Sutton
2060 Craigshire Road
P.O. Box 46930
St. Louis, MO 63146

*Please note: Minor Membership or Reporting issues may be directed to the Amerinet Membership Coordinator @ (800) 388-2638.

40. Notice to Supplier: Contact Individual. Unless otherwise notified by Supplier, every notice and other communication to Supplier in connection with this Agreement, including reporting discrepancies and problem resolution, shall be in writing and shall be addressed to:

Microhelix, Inc.

Attn: Ty Pettit
16125 SW 72nd Ave.
Portland, OR 97224

Information Systems

41. Electronic Data Interchange. Supplier shall support the exchange of data and information down to the unit of use of the individual charge units (bar code level), including, but not limited to, Sales reporting, Membership Lists, Product catalogs and pricing information, via electronic media and electronic data interchange ("EDI"), in accordance with the specifications of Addendum E and Addendum F.

42. Universal Product Number Initiative and Support. Supplier shall support the Universal Product Number Initiative ("UPN Initiative") as promulgated in the Joint Communiqué dated February 23, 1998 by the Healthcare EDI Coalition ("HEDIC"), to the extent provided in Addendum F, down to the unit of use of the individual charge units (bar code level). Supplier shall establish and implement Universal Product Numbers and machine-readable bar codes on the Products to the extent provided in Addendum F.

43. Electronic Commerce. Supplier shall support the development of electronic commerce on the Internet by and among Amerinet, the Shareholders, the Participating Institutions and Supplier to the extent provided in Addendum F, down to the unit of use of the individual charge units (bar code level).

Assignment

44. Assignment. Amerinet has entered into this Agreement with Supplier because of the commitments and representations Supplier is making in this Agreement and further because of Amerinet's confidence in Supplier, which confidence is personal in nature. Consequently, Supplier shall not assign this Agreement without the prior written consent of Amerinet. For purposes of this Paragraph, "assignment" shall be deemed to include (a) the sale or transfer of any rights or obligations under this Agreement, and (b) a change in the identity of the person(s) or entity(ies) owning a majority of the issued and outstanding voting securities of Supplier and/or Supplier's parent corporation(s). Any attempt by Supplier to assign any of its rights or delegate any of its duties hereunder without the prior written consent of Amerinet shall be null and void and shall entitle Amerinet, at its sole and exclusive option, to terminate this Agreement in its entirety. In addition, any such attempted assignment by Supplier shall entitle each Participating Institution, at its sole and exclusive option, to cease purchasing any and all Products from Supplier and to begin purchasing such Products from such other manufacturers or suppliers as the Participating Institution may select. Amerinet may freely assign and delegate any of its rights and obligations under this Agreement without restriction. Subject to the limitations on assignment set forth in this Paragraph, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the parties.

Warranties, Indemnification and Law

45. Product Warranty. Supplier represents and warrants to Amerinet that all original manufacturers' warranties will be upheld and each Product will be free from defects and imperfections in design, material, and workmanship, will be merchantable, and, if intended for a particular purpose, will be fit for such purpose. Upon the request of Amerinet, Supplier shall provide Amerinet with a copy of all such warranties and any modification or change to any such warranty during the Contract Period. If there is at any time, in the sole and exclusive judgment of Amerinet, widespread failure of the Product(s), the Participating Institution or the Authorized Dealer may return any of said Products for credit or replacement at their option. Seller further represents and warrants that all Products have been cleared for sale by the United States Food and Drug Administration ("FDA"). Seller agrees to notify Amerinet and each Participating Institution in writing immediately of any withdrawal of any Product's FDA approval or of any Product's noncompliance with FDA standards. This Paragraph and the obligations contained herein will survive the expiration or early termination of the Agreement. The remedies set forth in this Paragraph are in addition to, and not a limitation on, any other rights or remedies that may be available against Supplier.

46. Intellectual Property Warranty. Supplier represents and warrants to Amerinet that no Product shall violate, conflict with or infringe upon any patent, copyright, trademark or other intellectual property right of any third party.

47. Products Conform to All Applicable Laws. Supplier represents and warrants that each Product furnished by Supplier will not be manufactured, tested, packaged, labeled, priced, shipped or sold in violation of any applicable federal, state or local laws, statutes, regulations, rules, orders and ordinances. Supplier shall not furnish any Product which (a) has been repackaged from original containers, (b) has been relabeled, or (c) contains any effacement, without the prior written consent of the applicable Participating Institution.

48. Compliance by Supplier with all Applicable Laws. In the performance of its duties and obligations under this Agreement, Supplier shall at all times comply with all applicable federal, state and local laws, statutes, regulations, rules, orders and ordinances now in effect or as hereafter enacted, amended or promulgated.

49. Access to Books and Records. Many Participating Institutions are providers under the Federal Medicare programs, and, as a consequence, the provisions of Section 952 of the Omnibus Reconciliation Act of 1980 may be applicable to this Agreement. Therefore, until the expiration of four years after the final furnishing of Products under this Agreement, Supplier shall make available, upon written request of the Secretary of the U.S. Department of Health and Human Services, the U.S. Comptroller General, or such Secretary's or Comptroller's authorized representative, this Agreement and Supplier's books, documents and records that are necessary to certify the nature and extent of the costs of the Products purchased and sold hereunder. The availability of Supplier's books, documents, and records shall be subject at all times to applicable legal requirements, including, but not limited to, criteria and procedures for seeking and obtaining access that may be required by the Secretary pursuant to regulation. Supplier shall obtain a written contractual commitment from each of Supplier's subcontractors to do the same. This Paragraph and the obligations contained herein shall survive the expiration or other termination of this Agreement, regardless of the cause giving rise to the expiration or termination.

50. Exclusion from Federal Healthcare Program Participation. Supplier represents and warrants that neither Supplier, nor any individual employed by Supplier is currently included in the Department of Health and Human Services/Office of Inspector General List of Excluded Individuals/Entities or in the General Services Administration List of Parties Excluded from Federal Procurement and Nonprocurement Programs. Supplier shall notify Amerinet immediately and in writing if Supplier or any individual employed by Supplier is excluded or becomes reasonably subject to exclusion from a Federal Healthcare Program during the term of this Agreement and during the term of any other agreement between Supplier and any Participating Institution(s). If Supplier or any individual employed by Supplier is excluded or becomes reasonably subject to exclusion from a Federal Healthcare Program during the term of this Agreement or during the term of Supplier's agreement with any Participating Institution, then Amerinet shall have the absolute right (without any obligation) to terminate this Agreement and remove Supplier from the Amerinet portfolio of group purchasing agreements, without Supplier's recourse to Amerinet or the Participating Institutions.

51. Indemnification. Supplier shall defend, indemnify and hold harmless Amerinet, the Shareholders, Participating Institutions, and all of their respective subsidiaries, affiliates, directors, officers, employees and agents, and all of their respective successors and permitted assigns, from and against any and all suits, claims, actions, causes of actions, liabilities, losses and damages, costs and expenses (including, but not limited to, interest, penalties, reasonable attorneys' fees and other expenses of litigation):

(a) arising out of any accident, damage or suit resulting from any defect or imperfection in design, material, or workmanship of any Product, or a Product's merchantability or fitness for a particular purpose;

(b) for damage to property or for injury to or death of any person caused by, or in any way arising out of, Supplier's furnishing of any Product, except to the extent resulting from the willful misconduct or gross negligence of Amerinet, its Shareholders, Participating Institutions, and their respective subsidiaries, affiliates, directors, officers, employees and agents, and their respective successors and permitted assigns;

(c) arising out of the use or sale of any Product hereunder being in violation of any patent, copyright, trademark or other intellectual property right of any third party;

(d) arising as a result of judgments obtained for bodily injury, property damage, or any other damage or injury caused by Supplier's Products and/or Services provided under this Agreement (no limitation of incidental or consequential damages as set forth in Supplier's invoice to a Participating Institution shall in any way act to limit Supplier's liability under this Agreement);

(e) arising from (i) the exclusion of Supplier (or any of its employees) from any Federal Healthcare Program, or (ii) the failure of Supplier to notify Amerinet or the Participating Institutions of Supplier's (or any of its employees') exclusion from any Federal Healthcare Program; and

(f) arising out of any misrepresentation, material omission, breach of warranty or covenant or other breach or default by Supplier under this Agreement.

These indemnification obligations shall survive expiration or other termination of this Agreement.

Insurance and Shipping Charges.

52. Insurance. Supplier shall maintain insurance coverage (commercial or self-insured) adequate to fully protect both Supplier and Amerinet from any and all claims of any nature for damage to property or for personal injury, including death, made by any person or entity arising from Supplier's Products or actions related to Supplier's Products (including subcontractors, employees, consultants or agents of Supplier). At a minimum, at all times during this Agreement, Supplier shall maintain (a) Worker's Compensation insurance covering its full liability under the appropriate state statutes and (b) comprehensive general (and professional, if applicable) liability insurance in an amount at least equivalent to the standard in Supplier's industry but in no event less than a combined single limit of liability for bodily injury and property damage of $2,000,000 per occurrence and $4,000,000 in the aggregate. On the Effective Date, Supplier shall provide Amerinet with a certificate of insurance evidencing its comprehensive general (and professional, if applicable) insurance coverage. Supplier shall

keep and maintain the foregoing insurance in force during the term of the Agreement and thereafter until the expiration of each statute of limitations applicable to liabilities of the kind covered by such insurance. Supplier shall immediately (and no later than fifteen (15) days prior to the effective date of any change) notify Amerinet of any changes in the foregoing insurance, including, but not limited to, any cancellation or material change in coverage. Upon request of Amerinet, Supplier shall provide evidence of insurance coverage as specified above. If self-insured, documentation must be provided upon completion of this GPA Document

53. Product Title, Shipping Charges, Delivery Surcharges. Supplier is responsible for all shipping charges to all 50 states in the United States of America; F.O.B. Destination, Prepaid and Allowed. For purposes of this Agreement, "F.O.B." means that title to a Product shall pass to the Participating Institution at the time the Participating Institution accepts delivery of the Product. In the event Supplier is unable to accept F.O.B as the shipping terms, Supplier must secure, at its own expense, insurance to cover the Products sold under this Agreement until the risk of loss shifts to Participating Institution at the time Participating Institution accepts delivery. In the event of loss or damage to the Products, the party then bearing the risk of loss must cover the loss, regardless of the adequacy of insurance coverage and without regard to a breach by either party.

54. Surcharges or Price Adjustments. See attached Addendum K for Amerinet's position and procedures for Energy Surcharges or Pricing Adjustments.

Product Marketing and GPO-Compliance Requirements

55. Product Samples Provided Upon Request. Upon request by Amerinet or Participating Institutions, Supplier shall provide Amerinet and any Participating Institution, at no charge, with representative samples of any Product in quantities that are adequate and reasonable for purposes of evaluation by Amerinet and/or the Participating Institutions.

56. Marketing and Sales Literature Provided Upon Request. Upon request by Amerinet, and subject in each case to Paragraphs 48 and 66 hereto, Supplier shall provide, at no charge, literature, training and marketing assistance to lawfully promote and support the sale and utilization of each Product by Participating Institutions. Supplier agrees to participate with Amerinet in the design, development and implementation of a launch program, with mutually agreed upon actions and timelines, and to promote and support the sale and utilization of each Product by Participating Institutions. Supplier also agrees to notify and train its sales representatives responsible for implementing this Agreement to promote and support the sale and utilization of each Product by Participating Institutions.

57. Product Returns. Each Participating Institution shall have the right to return, without penalty, cost or delay, any excess or unnecessary Product for full original purchase price credit under any of the following circumstances: (a) DELETED; (b) the Product is ordered or shipped in error; (c) DELETED; (d) the Product is received damaged, or is defective or nonconforming; (e) the Product is one which a manufacturer or supplier specifically authorizes for return through a distributor; or (f) the Product is recalled. If any Product, to be returned to Supplier, was originally sent to the Participating Institution in accordance with the requirements and specifications set forth in the Participating Institution's purchase order, then the Participating Institution shall bear the freight cost for returning such Product to Supplier. In all other cases, Supplier shall bear the freight cost to return such Product to Supplier. Supplier shall also provide Amerinet with a copy of its return goods policy prior to the Commencement Date and with copies of any change in such policy during the term of the Agreement. Sections (a) & (c) were deleted by Supplier because Supplier sells capital goods items (new ultrasound probes) that have no expiration dates associated with them and would be purchased for operations and not for inventory.

58. Product Improvements. If at any time during the Contract Period, Supplier develops and markets an improvement to any Product, Supplier shall make such Product improvement available to the Participating Institutions pursuant to the terms and conditions of this Agreement within thirty (30) days of the development of such improvement, subject to Amerinet's prior written consent to the terms and pricing of the Product improvement. Notwithstanding the foregoing, Amerinet's acceptance of a Contract Administrative Fee with respect to any Product improvement shall not constitute its acceptance of such Product improvement or the inclusion of such Product improvement as a Product under this Agreement without Amerinet's written consent.

59. New Product Additions. If at any time during the Contract Period Supplier develops a product line extension or a product addition (a "New Product"), Supplier shall offer Amerinet the right to include such New Product in an amendment to this Agreement or in a new agreement. Supplier shall give notice of such New Product to Amerinet, which notice shall describe the New Product and its use in reasonable detail. If Amerinet is interested in including the New Product in its contract portfolio, Amerinet and Supplier shall negotiate terms and pricing relating to the New Product in good faith. Notwithstanding the foregoing, Amerinet's acceptance of a Contract Administrative Fee with respect to any New Product shall not constitute its acceptance of such New Product or the inclusion of such New Product as a Product under this Agreement without Amerinet's written consent.

60. Product Discontinuation/Changes in Packaging. Supplier shall not discontinue any Product(s) under this Agreement or make any changes to the packaging which render any of the Products substantially different in use, distribution, or function without prior written consent of Amerinet ninety (90) days prior to the proposed implementation of the discontinuation or change. In the event Supplier implements such proposed discontinuation or change without Amerinet's prior written consent, then in addition to any other rights and remedies Amerinet and/or the Participating Institutions may have by reason of such discontinuation or change, (a) Amerinet will have the right to terminate any or all of the Products(s) subject to such discontinuation or change, (b) Amerinet will have the right to terminate this Agreement in its entirety after learning or being notified of the discontinuation or change, (c) Supplier will be liable to Amerinet and the Shareholders for any loss of Contract Administrative Fees resulting from such discontinuation or change as well as any other damages they may incur; and (d) the Participating Institutions may purchase products equivalent to the discontinued or changed Products from other sources, and Supplier shall be liable to the Participating Institutions for all reasonable costs in excess of the prices set forth in this Agreement, as well as any other damages they may incur, including but not limited to administrative or "switching" costs.

61. Deletion of Product(s) by Amerinet. Notwithstanding anything to the contrary in this Agreement, Amerinet may delete Products from this Agreement at any time upon not less than sixty (60) days' prior written notice to Supplier.

62. Product Recall. Supplier shall reimburse Participating Institutions or Authorized Dealers for any costs or losses they incur as a consequence of Supplier's withdrawal, recall or any other corrective actions taken with regard to the Products, whether such actions are taken voluntarily or are required by any governmental entity. In the event of a product recall or a court action which impacts the supply of a Product(s), Supplier shall notify Amerinet in writing within twenty-four (24) hours after any such recall or court action has first been ordered or entered (whether or not such recall or court action is immediately implemented). In the event any Product does not meet FDA standards or FDA approval of a Product is withdrawn, and in addition to any other remedies afforded to Amerinet in this Paragraph, Amerinet shall have the right to terminate the entire Agreement or any part of this Agreement pertaining to the affected Product(s) upon written notice to Supplier. Supplier's obligations in this Paragraph will survive the expiration or early termination of this Agreement.

63. Shelf Life. Sterile Products or other Products with a limited shelf life sold under this Agreement will have the longest possible shelf life and the latest possible expiration dates. Unless required by stability considerations, the expiration date of the Products shall be no earlier than eighteen (18) months following Supplier's delivery of any Product to an Authorized Dealer or a Participating Institution.

64. Member Services. Supplier shall become familiar with and comply with each Participating Institution's policies relating to access to the Participating Institutions' facilities and personnel, and will establish a specific timetable for sales calls by Supplier's sales representatives to satisfy the needs of the Participating Institutions. Supplier will promptly respond to any Participating Institution's reasonable requests for verification of purchase history. Upon request of Amerinet or any of the Participating Institution, Supplier will also provide, at Supplier's cost, on-site inservice training to the Participating Institutions' personnel for pertinent Products.

65. New Clinical Developments. Supplier and Amerinet understand and agree that new clinical developments in patient care may result in changed conditions. If, in the sole and exclusive judgment of Amerinet, this Agreement or Supplier's Products do not adequately meet such changed conditions, Amerinet shall have the option to pursue alternate or additional contracts and/or suppliers. Furthermore,

individual participating members shall have the right to void any purchase commitments made to Supplier under the terms of this agreement if, in the sole opinion of the participating member, there is substantiated and documented enhanced clinical efficacy or improved patient care available from an alternative product or supplier.

66. Supplier Compliance with Health Care Laws and Regulations. Without limiting Supplier's obligations under Paragraph 48 hereto, Supplier shall remain in compliance with all applicable federal and state health care laws and regulations, including any anti-kickback requirements and self-referral prohibitions (e.g., Stark laws). Supplier acknowledges that Amerinet is a GPO and Supplier agrees to comply with all applicable "safe harbor" regulations under the federal anti-kickback laws relating to GPOs and fees, discounts and incentives paid and/or granted to GPOs and any purchasers of items or services reimbursable under a Federal Healthcare Program. Supplier further agrees to provide Amerinet and the Participating Institutions with any information necessary for Amerinet or the Participating Institutions to remain in compliance with the safe harbor regulations, including the safe harbors for discounts and administrative fees paid to GPOs.

Other

67. Confidentiality. Except as may be required by law or as reasonably required to conduct their respective businesses, Amerinet and Supplier shall not use, publish or disclose or cause anyone else to use, publish or disclose any confidential information obtained in connection with the negotiation and implementation of this Agreement. Amerinet and Supplier shall maintain the confidentiality of the terms of this Agreement, as well as all negotiations prior to the Effective Date. The above restrictions on disclosure and use shall not apply to any information which (a) is or becomes generally available to the public, other than as a result of disclosure by the party receiving the information pursuant to this Agreement, (b) was made available to other third persons on a non-confidential basis prior to the execution of this Agreement, or (c) becomes available on a non-confidential basis from a third person, which third person was not itself under an obligation to maintain the confidentiality of such information, or (d) is required by law, subpoena or court order to be disclosed. Amerinet may disclose such confidential information to the Shareholders and Participating Institutions and any employee or advisor of Amerinet in its evaluation, operation or interpretation of this Agreement. Amerinet and Supplier may disclose the existence of this Agreement and other information, such as the overall savings expected to be realized from this Agreement, subject to the written approval of the other party. The provisions of this clause shall survive the expiration or other termination of this Agreement regardless of the cause of termination.

68. Addenda; Entire Agreement. All addenda to this Agreement are an integral and binding component of this Agreement, and are incorporated fully herein by this reference. In the event of any actual or perceived inconsistencies or conflicts between this Agreement and any addendum hereto (excluding any addenda which constitute an Amerinet OPTIONS Agreement (Addendum H) or an Elite Preferred Agreement (Addendum M)), the provisions of this Agreement shall govern. This Agreement, together with the addenda, will constitute the full and complete Agreement between the parties as to the terms outlined herein. This Agreement supersedes and cancels in their entirety any and all previous agreements, discussions, negotiations, commitments and obligations of any sort, whether written or oral, existing between Amerinet and Supplier with respect to the subject matter hereof.

69. No Collusion. Supplier represents and warrants that it prepared its proposal to Amerinet without any collusion whatsoever between Supplier and any other potential or actual suppliers or contractors of Amerinet.

70. Independent Contractors. The parties shall be and act as independent contractors and this Agreement shall not be construed as one of partnership, agency, joint venture or employment. Nothing in this Agreement shall (a) constitute the formation of a partnership, joint venture or employment relationship, or (b) give the right, power or authority to one party to bind the other.

71. Unenforceable Provision. If one or more of the provisions of this Agreement, or the application or interpretation thereof, is determined to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect, and the provisions deemed invalid or unenforceable replaced with valid and enforceable provisions which achieve the intent of Supplier and Amerinet in entering into this Agreement.

72. Force Majeure. If either Amerinet or Supplier is unable to discharge any obligations imposed by this Agreement, the non-complying party shall not be liable in the event such failure is due to a Force Majeure Event. Amerinet shall have the right to select an alternate or additional supplier(s) to replace or supplement Supplier, if in Amerinet's sole and exclusive judgment, Supplier is unable to fully discharge or adequately fulfill its obligations under this Agreement as a result of a Force Majeure Event.

73. Non-Waiver of Provisions. Any provision of this Agreement may be waived in writing at any time by the party entitled to the benefit of such provision. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. Except as expressly provided in this Agreement, no delay on the part of any party in exercising any right, power or privilege shall operate as a waiver thereof. The waiver by either party of any breach or default by the other party shall not be construed to be either a waiver of any subsequent breach or default of any such provision, of the same or different kind, or a waiver of the provision itself.

74. Amendment. This Agreement may not be amended other than by written instrument signed by the parties hereto.

75. Section Headings. All section headings contained herein are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof, or affect the meaning or interpretation of this Agreement.

76. Signature of Duly Authorized Representative. This Agreement shall be signed by duly authorized representatives or agents of both Amerinet and Supplier, and such signatures shall be conclusive proof of that person's authority to bind Amerinet and Supplier, respectively.

77. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Missouri without regard to choice or conflict of law rules. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause set forth in Paragraph 78 of this Agreement.

78. Arbitration. Any dispute, claim, or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and the place of arbitration shall be St. Louis, Missouri. Each party shall bear its own costs and expenses including, without limitation, attorneys' fees. Each party shall bear an equal share of the arbitrators' and administrative fees of arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The provisions of this clause shall survive the expiration or other termination of this Agreement regardless of the cause of termination.

79. Submission of Information Described in Addenda. Supplier must submit all required information described in the attached addenda.

80. Counterparts. This Agreement may be executed in counterparts all of which together shall constitute one and the same Agreement.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date signed by Amerinet's authorized representative (the "Effective Date").

SUPPLIER NAME:	Microhelix, Inc.
ADDRESS:	16125 SW 72nd Avenue Portland. OR 97225
REGISTERED AGENT:	N/A
ADDRESS:	

AUTHORIZED REPRESENTATIVE:

BY:	[signature]
PRINTED NAME:	Ty Pettit
TITLE:	President & CEO
DATE:	September 17, 2004
NAME:	**Amerinet, Inc.**
ADDRESS:	2060 Craigshire Road P.O. Box 46930 St. Louis, MO 63146

AUTHORIZED REPRESENTATIVE:

BY CONTRACT MANAGER:	[signature]
PRINTED NAME:	John L Sutton
DATE:	09/24/04
BY VICE PRESIDENT:	[signature]
PRINTED NAME:	Ken Roseman
DATE:	9/24/04

Amerinet Shareholders:

Amerinet Central
500 Commonwealth Drive
Warrendale, PA 15086

Intermountain Health Care
36 South State Street, Suite 1900
Salt Lake City, UT 84111

Vector
10 Charles Street
Providence, RI 02904

Amerinet, Inc.